SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement            [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the                 14a-12
      Commission Only (as permitted
      by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials



BOUNDLESS CORPORATION
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(Name of Registrant as Specified In Its Charter)



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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:


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2)   Aggregate number of securities to which transaction applies:


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3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:


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5)   Total fee paid:


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[_] Fee paid previously with preliminary materials:

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[_]      Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

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     2)   Form, Schedule or Registration Statement No.:

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     3)   Filing Party:

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     4)   Date Filed:

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

                              BOUNDLESS CORPORATION
                              100 Marcus Boulevard
                            Hauppauge, New York 11788


                                                                January 31, 2002


TO OUR STOCKHOLDERS:


     You are cordially invited to attend our 2001 Annual Stockholders' Meeting to be held at our principal offices located at 100 Marcus Boulevard, Hauppauge, New York, on February 28, 2002 at 10:00 a.m. local time. You are being asked to elect directors, to approve the adoption of our 2001 Incentive Plan and to ratify the appointment of independent auditors.

     We have enclosed a Notice of annual meeting of stockholders and Proxy Statement that discuss the matters to be presented at the meeting. For the reasons set forth in the accompanying Proxy Statement, your Board of Directors unanimously recommends that you vote for (i) Management's nominees for directors, (ii) the adoption of our 2001 Incentive Plan and (iii) the ratification of the appointment of BDO Seidman, LLP as our independent auditors.

     In addition to acting on the matters listed in the Notice of annual meeting of stockholders, we will discuss our progress, and you will be given an opportunity to ask questions of general interest to all stockholders.

     We have also enclosed a copy of a letter to you regarding year 2000 results and recent developments and our Form 10-K for our fiscal year ended December 31, 2000.

     We hope that you will come to the annual meeting in person. Those who are interested in attending may contact Diane Metcalf (212-949-5600) to RSVP or to make local hotel reservations at the preferred Boundless rate. Even if you don't plan to come, we strongly encourage you to complete the enclosed proxy and return it to us in the enclosed business reply envelope. Instructions are shown on your proxy. If you are a stockholder of record and later find you can be present or, if for any reason you desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and will be greatly appreciated.



                                                Joseph V. Joy, Jr.
                                                Chief Executive Officer

                              BOUNDLESS CORPORATION
                       -----------------------------------


                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

       TIME..................   o  10:00 a.m., local time, on Thursday, February
                                   28, 2002.

       PLACE.................   o  Our principal  offices  located at 100 Marcus
                                   Boulevard, Hauppauge, New York

       PURPOSES..............   o  To elect  directors  to serve  until the next
                                   stockholders' meeting.

                                o To approve the adoption of our 2001 Incentive Plan, permitting the issuance of up to 284,000 shares of our common stock pursuant to grants of stock options and stock awards to our employees, directors and others.

                                o To ratify the appointment of BDO Seidman, LLP as our independent auditors for the 2001 fiscal year.

                                o To transact any other business that properly comes before the meeting or any adjournment of the meeting.

       RECORD DATE...........   o  You can  vote if you  were a  stockholder  of
                                   record at the close of  business  on  January
                                   15, 2002.


                                   By order of the  board of directors,

                                   Joseph Gardner
                                   Vice President, Chief Financial Officer


January 31, 2002
Hauppauge, New York



                             YOUR VOTE IS IMPORTANT

          Whether or not you plan to attend the meeting, we urge you to vote as soon as possible.

                                 PROXY STATEMENT

                   GENERAL INFORMATION ABOUT THE SOLICITATION

     We are sending you these proxy materials in connection with the solicitation by the board of directors of Boundless Corporation (Amex: BND) of proxies to be used at the annual meeting of stockholders to be held on February 28, 2002, and at any adjournment or postponement of the meeting. "We", "our", "us", the "Company" and "Boundless" all refer to Boundless Corporation. The proxy materials are first being mailed on or about January 31, 2002.

Who may vote

     You will be entitled to vote at the annual meeting only if our records show that you held your shares on January 15, 2002. On January 15, 2002, a total of 5,688,037 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting by proxy

     If your shares are held by a broker, bank or other nominee, it will send you instructions that you must follow to have your shares voted at the annual meeting. If you hold your shares in your own name as a record holder, you may instruct the proxy agents how to vote your shares by completing, signing, dating, and mailing the proxy card in the enclosed postage-paid envelope. You can always come to the meeting and vote your shares in person.

     The proxy agents will vote your shares as you instruct. If you sign and return your proxy card without giving instructions, the proxy agents will vote your shares:

     o FOR each person named in this Proxy Statement as a nominee for election to the board of directors;

     o FOR the adoption of the 2001 Incentive Plan, a copy of which is attached to this Proxy Statement as Appendix B; and

     o FOR ratification of the appointment of BDO Seidman, LLP as our independent auditors for the fiscal year ending December 31, 2001.

How to revoke your proxy

     You may revoke your proxy at any time before it is voted. If you are a record stockholder, you may revoke your proxy in any of the following ways:

     o    by giving notice of revocation at the annual meeting,

     o by delivering to the Chief Financial Officer of the Company, 100 Marcus Boulevard, Hauppauge, New York 11788, written instructions revoking your proxy,

     o by delivering to the Chief Financial Officer an executed proxy bearing a later date, or

     o    by voting in person at the annual meeting.

How votes will be counted

     The annual meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the meeting. If you have returned a valid proxy or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. Abstentions and broker "non-votes" will be included in the number of shares represented at the meeting for the purpose of determining whether a quorum is present. A "broker non-vote" occurs when a broker, bank or nominee that holds shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

     If a quorum is not present at the annual meeting, a majority of the shares present, in person or by proxy, has the power to adjourn the meeting from time to time until a quorum is present. Other than announcing at the annual meeting the time and place of the adjourned meeting, no notice of the adjournment will be given to stockholders unless required because of the length of the adjournment.

     In the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote count and will have no effect on the election of directors or on the outcome of any other matter voted on. Directors will be elected by a plurality of the votes cast.

     The affirmative vote of a majority of the votes cast is required to approve all other matters voted on at the meeting. Abstentions and broker non-votes are not counted for any purpose in determining whether a matter has been approved.

Cost of this proxy solicitation

     We will pay the cost of the proxy solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. We expect that some of our officers and regular employees may solicit proxies by telephone, facsimile, e-mail, or personal contact. None of these officers or employees will receive any additional or special compensation for doing this.

Deadline for receipt of stockholder proposals

     Proposals that our stockholders would like to present at our 2002 annual meeting of stockholders must be received by us no later than October 2, 2002 in order to be considered for possible inclusion in the Proxy Statement and form of Proxy relating to that meeting. However, if we hold our annual stockholders meeting for 2002 prior to January 30, 2003, or after March 30, 2003, we will announce in one of our quarterly reports on Form 10-Q or in another report the deadline for the submission of stockholder proposals.

                            1. ELECTION OF DIRECTORS
                           AND MANAGEMENT INFORMATION

General

     Our Board of Directors has 7 members and each of whom serves until the next annual meeting and until his successor is elected and qualifies. Of our current Board members, J. Gerald Combs, J. Frank Stephens and Oscar L. Smith have been nominated for re-election to the Board and Daniel Matheson, Jeffrey K. Moore, Jack Murphy and Gary Wood will not stand for re-election.

     Your proxy will be voted FOR the election of the 9 management nominees named below unless you withhold authority to vote for all or any of the nominees. Management has no reason to believe that a nominee will be unwilling or unable to serve as a director. However, if a nominee is unwilling or unable to serve, your proxy will be voted for any nominee designated by our board of directors.

Director Nominees

     The following table lists management's director nominees.

    Name                             Age                   Director Since
    -----                            ---                   --------------

    Richard Bowman                    41                   Not Applicable

    Gary Brooks                       67                   Not Applicable

    J. Gerald Combs                   52                      May 1997

    Anthony Giovaniello               46                   Not Applicable

    Joseph V. Joy, Jr.                48                   Not Applicable

    Safwan M. Masri                   39                   Not Applicable

    John J. McGovern                  46                   Not Applicable

    Oscar L. Smith                    65                    January 2002

    J. Frank Stephens                 50                      July 2001

     Richard Bowman is an executive consultant with extensive experience in agribusiness, technology development and the financing of commercial agri-processing projects in lesser developed countries. He presently serves as an adviser to select agribusiness and environmental firms in North America, consulting in the areas of production management, environmental compliance, and options for environmentally based financing. He has traveled and worked extensively outside of North America, primarily in South America, Africa and
Asia. From November 1998 to March 2000, Mr. Bowman served as the President, Chief Executive Officer, and Corporate Director of the Global Livestock Group, Inc. ("GLG"). The GLG is a world leader in the design, implementation and marketing of carbon offset projects. Building on experience as a livestock development program within its parent company, the GLG offers carbon offset capabilities with pioneering feed and genetics technology. From May 1993 through October 1998 Mr. Bowman served as the Director of the Livestock Division of Appropriate Technology International ("ATI"), now known as EnterpriseWorks Worldwide, Inc. ATI is a Washington D.C. based, non-governmental organization which promotes commercially viable and environmentally sound applications of innovative technology. The organization focuses on small scale producer technology applications in lesser developed countries. Mr. Bowman graduated with a Bachelor of Science degree in Animal Science/Agribusiness from the University of Idaho in 1982.

     Since 1998, Gary Brooks has served as the Chairman and Chief Executive Officer of Allomet Partners, Ltd. Mr. Brooks is a Co-founder of Allomet Partners, Ltd., a professional services firm providing consulting and interim management services to under-performing businesses. From 1985 until 1998, Mr. Brooks served as the President of Allomet Partners, Ltd. Nationally recognized as one of the most experienced practitioners in the field, he has recently served as interim Chief Operating Officer at Ampco Metals, Inc., where he facilitated the analysis and implemented the program that served as the basis for the company's financial and strategic direction. He has over 35 years of diversified executive management and consulting experience. He served as the National Chair of the Institute of Management Consultants (IMC). He is a founding member of the Turnaround Management Association (TMA) and served as a member of its Board of Directors for 8 years. His career affiliations include the General Electric Company, Eastman Kodak, and as a Division Executive managing a subsidiary of Scott Paper Company. Prior to the formation of Allomet Partners, he managed the New York office of an international firm specializing in strategic planning and technological forecasting, and served for 8 years as Managing Principal of a major New England based turnaround consulting firm. He lectures often on the many aspects of turnaround management and crisis intervention. Gary Brooks has an MS in Chemical Engineering and Operations Research from the University of Rochester and a BS in Biochemical Engineering and Industrial Management from MIT.

     J. Gerald Combs has served as Chairman of the Company since May 9, 1997 and as Chief Executive Officer of the Company and its subsidiaries from such date and until January 2002. From April 1997 to December 1999 Mr. Combs had been the Chairman and CEO of Morgan Kent Group, which had been the largest shareholder of the Company until approximately December 2000 or January 2001. Since 1992 Mr. Combs has been Chairman and CEO of Merrico Corporation, a privately held financial consulting firm. Mr. Combs also served as President of All-Quotes, Inc., the predecessor of the Company, from October 1993 to December 1994.

     Anthony Giovaniello has served as Executive Vice President, Business Development, for Boundless Manufacturing Services, Inc. since August 1999; and, since May 2001 as Vice President, Business Development, for the Company. Prior to this, from April 1998 until August 1999, Mr. Giovaniello served as the Director, Business Development, for Solectron Corporation. From February 1998 through April 1998 he was an independent consultant for the NCR Corporation and Solectron Corporation. From February 1986 until February 1998, Mr. Giovaniello held numerous executive and sales management positions at Boundless
Technologies, Inc. Mr. Giovaniello has been a professional in the high technology area for over 20 years. Over that period he has amassed extensive sales and sales management experience, both in corporate and indirect sales activities.

     Joseph V. Joy, Jr. was named CEO of Boundless Corporation effective January 7, 2002. Previously he has served as President and Chief Operating Officer, Boundless Manufacturing Services, Inc. since September 1999; and, since March 9, 2001, as President and Chief Operating Officer of the Company. Mr. Joy has over twenty-five years experience in the computer and computer peripherals industries. Mr. Joy's experience includes general management, supply-base management, marketing, quality assurance and engineering. He has extensive experience in contract manufacturing from both the OEM customer and EMS provider perspective. From March 1998 to September 1999 Mr. Joy was Vice President Business and Supplier Development, Systems and Services Division, Solectron Corp. Prior to that he served as the Vice President of Supplier Management and Logistics for NCR's Computer Systems Group from March 1995 to March 1998. He received his MBA from Columbia University and BA from Georgetown University.

     Professor Safwan M. Masri joined the Management Science and Operations Management Faculty at Columbia Business School in July 1988, and was appointed Vice Dean of Columbia Business School in January 1993. He has served as a Professor and Vice Dean of Columbia Business School since that time. Professor Masri earned his Bachelor of Science degree in Industrial Engineering from Purdue University in 1982; his Master of Science in Industrial Engineering also from Purdue in 1984; and his Ph.D. in Industrial Engineering and Engineering Management from Stanford University in 1988. Professor Masri was honored with the Singhvi Professor of the Year for Scholarship in the Classroom Award in 1990. He has recently been awarded the Robert W. Lear Service Award in 1998 and the Dean's Award for Teaching Excellence in a Core Course in 2000. Professor Masri was a Visiting Professor at INSEAD in 1990 and in 1991. In addition, he has held teaching positions at Stanford University and Santa Clara University.

Professor Masri is active in consulting and executive education in the U.S., Latin America, Europe, and the Middle East. His consulting and executive training clients have included Merrill Lynch, PaineWebber, Bristol-Myers Squibb, Salomon Brothers, Deutsche Bank, Thomson Publishing, Bankers Trust, Citibank, Ford Motor Company, NCR, Pfizer, IBM, Bahrain Institute of Banking and Finance, and the United Nations. Professor Masri advises, and is a director of, a number of international corporations, start-up ventures, and charitable foundations that include ARAMEX International, the Nuqul Group, Aregon, Sage Global Ventures, the Arab Bankers Association of North America, the Colbert Foundation, and Friends for Life. He is Advisor to Her Majesty Queen Rania Al-Abdullah of Jordan on education and information technology, and serves on the e-Government and on the Human Resources Development Committees of His Majesty King Abdullah's Economic Consultative Council. He is also a member of the Advisory Board for the United Nations Development Programme Project for the Assessment of Arab Universities. His most recent research interests concern the impact of the Internet on the structure and efficiency of supply chains, focussing on the emergence of e-commerce business-to-business trade relationships and industry and market exchanges. Professor Masri has conducted extensive research in technological change management and reengineering in the financial services industry. His other research activities have included the study of manufacturing flexibility and its impact on firm performance.

     John J. McGovern is currently forming his own firm specializing in working with troubled companies. Mr. McGovern previously has served as the Senior Vice President & Chief Financial Officer of Multex.Com, Inc., from November 1999 until December 2001. Mr. McGovern was responsible for finance, legal, human resources, strategic development, investor relations and administration of this NASDAQ listed, industry leading internet based investment information and technology provider to the financial services industry. Prior to this, from August 1997 until November 1997, as Chief Financial Officer, and from December 1997 until April 1999, as President & Chief Executive Officer, Mr. McGovern was employed by Northsound Music Group, Inc., a producer and marketer of C.D. and cassette audio products to retailers, where he was responsible for the executive management of the company reporting to the Board of Directors. From December 1995 until August 1997, Mr. McGovern was the Managing Director and founding member of JJM Group, L.L.C., an investment banking firm specializing in corporate financial advisory services in capital formation, financing and crisis management to public and private emerging growth companies. Prior to JJM Group, L.L.C., Mr. McGovern was President and Chief Executive Officer of Axel Electronics Inc./Sigmapower, Inc. subsidiaries of FPBSM Industries Inc., a defense electronics design and manufacturing firm. Mr. McGovern has also worked for Merrill Lynch & Co. Inc. and Coopers & Lybrand. Mr. McGovern has served on the Board of Directors of 15 companies and has extensive experience in turnaround and crisis management, as well as experience in raising debt and equity financing. He received his MBA from Columbia University and BS from Monmouth College.

     Oscar L. Smith is the sole director and shareholder of Unique Co-Operative Solutions, Inc. ("UCSI"). Founded in 1988 by Mr. Smith, President & CEO, UCSI is a value-added distributor of technology solutions addressing the needs of the enterprise server-based computing environment. Mr. Smith has over 43 years of various educational and work experiences in the electronics industry, beginning in 1959, when Mr. Smith managed an engineering and consulting group that worked on government contracts for the Atlas Missile and Gemini Space programs. Following his experiences with working on government military contracts, in the early 1970's, Mr. Smith founded two companies, Datamation and Circuit Analyzer Test System, that provided programs and electronic systems to the aircraft and aerospace industries. These products were sold to such companies as General Dynamics, Lockheed, Grumman, Boeing, and McDonnell-Douglas as well as others in the electronic industry. In 1976, Mr. Smith sold his interest in these companies and joined the Savin Corporation, a leader in word processing equipment as the director for their Kansas City operation. When the Savin division was sold, Mr. Smith became a partner for a Kansas City company that specialized in selling office automation systems. In 1987, he sold his partnership and started UCSI.

     J. Frank  Stephens  has been a member of the Board  since  July  2001.  Mr.
Stephens has over 28 years domestic and international experience in the consumer, food service, and industrial ingredients channels. Since April 1997 Mr. Stephens has held the office of President, Capital Sigma Investments ("CSI"), a privately funded equity group focused in the health and soyfoods category. Since April 1998, concurrent with CSI's acquisition of Quong Hop & Co., a regional soy foods company, Mr. Stephens has served as the Chief Executive Officer of Quong Hop & Co. Prior to this, and from August 1996 until March 1997, Mr. Stephens served as the Director of Strategic Planning for Global Consumer Products, Inc., a company specializing in new product development and branding for consumer-oriented companies.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors and Executive Officers

     The following table lists our directors and executive officers.

     Name                     Age      Positions with Boundless
     ----                     ---      ------------------------

     Joseph V. Joy, Jr.       48       President and Chief Executive Officer

     Anthony Giovaniello      46       Executive Vice President - Boundless
                                       Manufacturing Services, Inc. Services,
                                       Inc.

     Joseph Gardner           42       Vice President - Finance, Chief Financial
                                       Officer

     J. Gerald Combs          52       Director and Chairman of the Board of
                                       Directors

     Daniel Matheson          52       Director

     Jeffrey K. Moore         32       Director

     Jack Murphy              73       Director

     J. Frank Stephens        50       Director

     Oscar L. Smith           65       Director

     Gary Wood                58       Director

     Joseph Joy - See "Director Nominees".

     Anthony Giovaniello - See "Director Nominees".

     Joseph Gardner has served as Vice President- Finance and Chief Financial Officer of the Company since October 31, 1997. Mr. Gardner has been employed by Boundless Technologies, Inc. since April of 1990. Prior to October 31, 1997, Mr. Gardner served as the Controller and Vice President- Quality Assurance of Boundless Technologies.

     Gary E. Wood has been a member of the Company's Board of Directors since November 1996. Since January, 2001, Mr. Wood has been President of Collins Financial Services, Inc. Since April 1997 he has been an officer of Collins, serving as Executive Vice President prior to his recent promotion. Collins purchases nationwide portfolios of consumer debt and either resells or collects the accounts. Prior to joining Collins, and from April 1988 to December 1995, Mr. Wood was Executive Vice President of the Texas Taxpayers and Research Association. He has served as Staff Economist for Senator John Tower and as the Chief Economist of the Republican Policy Committee of the U.S. Senate. He was elected to two three-year terms on the Board of Directors of the Federal Reserve Bank of Dallas, and served on the Regional Advisory Oversight Board of the Resolution Trust Corporation. He has been a member of the Boards of The Capital Network and the Mental Health Association of Texas. Mr. Wood has a PhD in Finance from the University of Texas at Austin.

     J. Gerald Combs - See "Director Nominees".

     Jeffrey K. Moore has served as a member of the Company's Board and a Vice President of the Company from January 1997 to January 2002. He joined the Company in May 1996 as a financial analyst reporting to the Company's Chief Financial Officer and President. From September 1996 to April 1997, he served as President and Chairman of the Board, and from February 1999 to December 1999 had served as Assistant Secretary and as a director, of Morgan Kent Group. In December 1999 Mr. Moore was named Chairman of Morgan Kent Group, and during January 2000 was named President of Merinta Inc..

     Jack Murphy has served on the Board of Directors of the Company since June 2001. Mr. Murphy also served on the Board of Directors of the American
Physicians Service ("APS") Group, Inc. until 2001 and currently provides consulting services to the American Physicians Insurance Exchange- a subsidiary of the APS Group, Inc. From 1974 until his retirement in 1993, Mr. Murphy was the founder, Chairman of the Board of Directors and Chief Executive Officer of APS Group, Inc., a public company with subsidiaries providing various financial services including medical and professional liability insurance, data processing and facilities management for medical clinics, physician groups and medical schools, and fixed income financial trading for banks and insurance companies.

     J. Frank Stephens - See "Director Nominees".

     Daniel Matheson has been a member of the Company's Board since August 1996. Mr. Matheson received his JD with Honors from the University of Texas in 1974 and his BA from the University of Texas at Austin in 1971. Mr. Matheson's legal experience has involved counseling and advice to emerging companies on choice of entity structuring, venture financing, and corporate governance. He is a member of the American, Texas and Travis County Bar Associations. Mr. Matheson is the Past Chairman and a Member of the Board of Directors of The Capital Network, Inc.; Immediate Past-Chairman and a Member of the Board of Directors of the Mental Health Association of Texas; and a Member of the Board of Directors and Executive committee of the Paramount Theater, Inc. He also serves as a Trustee of the Texas Mental Health Foundation and is a member of the Austin Leadership Council of the University of Texas "We're Texas" Capital Campaign.

     Oscar L. Smith - See "Director Nominees".

Board Meetings and Committees

     During 2000, our board of directors met ten times and had an audit committee and a compensation committee.

     Audit Committee. Our Board of Directors has adopted a written charter for its audit committee, a copy of which is attached to this Proxy Statement as Appendix A. The Audit Committee has the responsibility, under delegated authority from our Board of Directors, for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee is composed of non-employee directors who are deemed to be "independent" under American Stock Exchange rules. The Audit Committee consisted of two members, Daniel Matheson and Gary Wood, during 2000 and four members as of July 2001 with the addition of Jack Murphy and Frank Stephens. The audit committee met four times during 2000.

                          Report of the Audit Committee

     In connection with inclusion of the audited financial statements in our 2000 Annual Report on form 10-K, the audit committee:

     o    reviewed the audited financial statements with management;

     o discussed with our independent auditors the materials required to be discussed by SAS 61 (Communication with Audit Committees);

     o reviewed the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with our independent auditors their independence; and

     o based on the foregoing review and discussion, recommended to the board of directors that the audited financial statements be included in our 2000 Annual Report on form 10-K.

                                            AUDIT COMMITTEE

                                            Daniel Matheson
                                            Gary Wood
                                            Jack Murphy (Joined in June 2001)
                                            Frank Stephens (Joined in July 2001)




        Report Of The Compensation Committee Of The Board Of Directors On
                             Executive Compensation

     Our executive compensation program is administered by the Compensation Committee of the Board of Directors. As of October 2001, the Committee consisted of Daniel Matheson, Chairman of the Committee, Gary Wood, Frank Stephens and Jack Murphy, none of whom are employees of the Company. Messrs. Murphy and Stephens were named to the Compensation Committee in June and July, 2001, respectively. The Compensation Committee is responsible for establishing, with the approval of the Board of Directors, our compensation programs for all employees, including executives. We apply a consistent methodology of compensation for all employees, including executive officers. It is based on the premise that our results are achieved through the coordinated efforts of all individuals working towards meeting customer and stockholder expectations.

     The  goals  of our  compensation  program  are to align  compensation  with business objectives and performance while enabling us to attract, retain and reward employees who contribute to our long-term success. In all cases, attention is given to fairness in the administration of compensation and to assuring that all employees understand the related performance evaluation and administrative process. We have taken careful steps in an effort to make executive compensation consistent with that of other similar companies in the industrial manufacturing industries and, when appropriate, contingent upon our achievement of near- and long-term objectives and goals. For fiscal 2000, the principal measures the Compensation Committee looked to in evaluating our progress towards these objectives and goals were (1) achieving certain financial performance levels, (2) increasing our economic value added ("EVA") in accordance with the EVA program established by the Company and (3) the launch of our subsidiaries, Merinta Inc. and Boundless Manufacturing Services, Inc..

     For 2000, our executive compensation program included the following components: (i) base salary, (ii) merit increases, (iii) annual incentives in the form of cash bonuses and (iv) options to purchase shares of our Common Stock.

Base Salary

     Base salary is targeted toward the middle of the range established by surveys of comparable companies in the industrial manufacturing industries. Base salaries are reviewed to ensure that our salaries are competitive within the target range.

Merit Increase

     Merit increases are designed to encourage management to perform at consistently high levels. Salaries for executives are reviewed by the Compensation Committee on an annual basis and may be increased at that time based on the Compensation Committee's conclusion that the individual's overall contribution to our success deserves recognition. The base salaries paid to our executive officers were increased in 2000 by amounts ranging from 0% to 30%, reflecting primarily changed responsibilities and their contributions to our near- and long-term strategic objectives set forth above.

Cash Bonuses

     Bonuses for executives are considered to be "pay at risk" and as such are used as an incentive to encourage management to perform at a high level or to recognize a particular contribution by an employee or exceptional Company performance. Generally, the higher the employee's level of job responsibility, the larger the portion of the individual's compensation package that is represented by a bonus. Whether a bonus will be given, and the amount of any such bonus, is determined on a yearly basis. Any bonus earned in a particular fiscal year is normally paid sometime after that fiscal year has expired.

     For 2000, the Compensation Committee's objectives for the awarding of bonuses to executives were to recognize and reward performance, to encourage executives to exert maximum efforts to enable us to meet and exceed our or his objectives, as well as to ensure that our compensation remains competitive to enable us to hire and retain top-performing executives. At the beginning of 2000, the Compensation Committee and the Board of Directors reviewed and approved our annual performance objectives. The actual cash bonus earned in 2000 by an executive officer depended upon the extent to which our objectives were achieved.

     For 2000, in awarding cash bonuses to executive officers, the Compensation Committee evaluated our performance against the objectives set forth above as follows: in fiscal 2000, we 1) launched two new operating subsidiaries, 2) completed the acquisition of the manufacturing assets of Boca Research, Inc. and secured a supply agreement from Boca Research, 3) completed the development of the internet appliance software and began shipments to a large customer, 4) negotiated an extension to the company's revolving line of credit with the Chase Manhattan Bank, and 5) secured a $5,000,000 investment in our Merinta Inc. subsidiary from National Semiconductor. In light of our success in achieving important objectives in fiscal 2000, the Compensation Committee decided to award bonuses to executives at 50% of their target levels, prorated for the time each executive had been with us during the year. During 2000, our executive officers were paid bonuses, earned in 1999, ranging from 18% to 48% of their base salaries. Bonus awards are approved by the Chief Executive Officer, the Compensation Committee and the Board of Directors in the case of executives other than the Chief Executive Officer, and by the Compensation Committee and the Board alone in the case of the Chief Executive Officer.

Stock Options

     The Compensation Committee believes that stock ownership by management is beneficial in aligning the interests of management and stockholders with respect to enhancing stockholder value. Stock options are also used to retain executives and motivate them to improve long-term stockholder value, Stock options are granted at the prevailing market value and will only have future value if our stock price increases. Generally, stock option grants vest 25% after the first year and monthly thereafter in 36 equal amounts over three years.

     The Compensation Committee determines the number of options to be granted based upon the competitive marketplace, with a particular focus on determining what level of equity incentive is necessary to retain a particular individual. The Compensation Committee's recommendations in this regard are reviewed and approved by the Board. Outstanding historical performance by an individual is additionally recognized through larger than normal option grants. For 2000, our executive officers received options to purchase Common Stock at levels ranging from 40,000 to 125,000 shares.

Chief Executive Officer

     The Compensation Committee used the same philosophy described above with respect to other executive officers in setting the compensation for Mr. Combs, who served as our Chief Executive Officer until January 2002. The base salary of Mr. Combs was unchanged in 2000 as compared to 1999. Mr. Combs received a bonus for 1999, payable in 2000, equal to 46% of his base salary . Despite missing certain financial objectives in 2000, Mr. Combs did achieve other objectives, in particular successfully raising $5,000,000 of equity funding for our Merinta Inc. subsidiary; and, as a result, Mr. Combs was awarded a bonus of 23% of his base salary for 2000. In addition, the Compensation Committee approved a grant of options to Mr. Combs in fiscal 2000 to purchase 125,000 shares of Common Stock.


                                            COMPENSATION COMMITTEE

                                            Daniel Matheson, Chairman
                                            Gary Wood
                                            Jack Murphy (Joined in June 2001)
                                            Frank Stephens (Joined in July 2001)


Compensation Committee Interlocks and Insider Participation

         Mr. Combs and Mr. Jeffrey Moore, who served as executive officers of our company during 2000, were also members of our Board of Directors during such times and participated in deliberations concerning executive officer compensation. Their joint deliberations gave rise to conflicts of interest, which could have affected their compensation, and the number of stock options granted to them individually and as a group. Mr. Moore was also a member of the board and an officer of Morgan Kent Group during 2000 which had certain relationships, and entered into certain transactions, with us during 2000.

Executive Compensation

         The table below discloses all cash compensation awarded to, earned by or paid to our Chief Executive Officer and our four most highly compensated executive officers who earned more than $100,000 for services rendered in all capacities to us during the fiscal year ended December 31, 2000 (collectively, the "named executive officers"). In addition, it provides information with respect to the compensation paid by us to the named executive officers during 1999 and 1998.

                           Summary Compensation Table

                                                                                            Long-Term
                                                       Annual Compensation               Compensation
                                            ----------------------------------------     ------------
Name and Principal                                                      Other Annual                         All Other
Position                       Year         Salary         Bonus        Compensation      Options(#)(4)     Compensation
--------                       ----         ------         -----        ------------      -----------       ------------
J. Gerald Combs(1)          12/31/00         $325,000       $150,000            -          125,000                 -
Chairman and Former CEO     12/31/99         $325,000        $50,000            -           50,000                 -
                            12/31/98         $291,462       $150,000            -          150,000                 -

Jeffrey K. Moore(2)         12/31/00         $145,198        $70,000       $9,500          105,000                 -
Former Vice President,      12/31/99         $112,500        $25,000            -           50,000                 -
Corporate Development       12/31/98          $90,719              -            -                -                 -

Kenneth East(3)  Former     12/31/00         $167,887        $50,000            -                -                 -
CTO, Merinta Inc.           12/31/99         $164,640        $50,000            -           20,000                 -
                            12/31/98         $137,489        $35,000      $17,130           30,000                 -


                                                                                            Long-Term
                                                       Annual Compensation               Compensation
                                            ----------------------------------------     ------------
Name and Principal                                                      Other Annual                         All Other
Position                       Year         Salary         Bonus        Compensation      Options(#)(4)     Compensation
--------                       ----         ------         -----        ------------      -----------       ------------
Joseph Gardner              12/31/00         $155,196        $62,500                  -    40,000                 -
Vice President-Finance      12/31/99         $140,193        $40,000                  -    20,000                 -
Chief Financial Officer     12/31/98         $140,962        $25,000                  -         -                 -

Joseph V. Joy (5)            12/31/00        $158,702        $25,000                  -         -                 -
President, Chief
Operating Officer

------------------
(1) Options representing 10% of the outstanding capital stock of Boundless Manufacturing Services, Inc. and 6.5% of the outstanding capital stock of Merinta Inc. were granted in 1999 to Mr. Combs, which options were exercised by Mr. Combs during 1999. Mr. Combs resigned as our Chief Executive Officer in January 2002.

(2) Other Annual Compensation includes a car allowance of $9,500 in 2000. Options representing 10% of the outstanding capital stock of Boundless Manufacturing Services, Inc. and 6.5% of the outstanding capital stock of Merinta Inc. were granted in 1999 to Mr. Moore, which options were exercised by Mr. Moore during 1999. Mr. Moore resigned as our Vice President in January 2002.

(3)  Other annual compensation consisted of relocation expense reimbursement.

(4) Options granted in July 2000 to each of Messrs. Combs and Moore for the purchase of 65,000 shares of Common Stock have a exercise price of $4.50 per share of Common Stock. All other grants to the named executive officers in 2000 have a strike price of $1.50 per share of Common Stock. All options granted in 1999 to the named executive officers have a strike price of $5.00 per share of Common Stock. With the exception of the 150,000 options granted to Mr. Combs in 1998, which have a strike price of $4.88 per share of Common Stock, we repriced the exercise price of all outstanding employee options on May 18, 1998 to $5.63 per share of Common Stock.

(5)  Mr. Joy has been our Chief Executive Officer since January 17, 2002.

                        1995/ 1997/ 2000 Incentive Plans

     Our 1995 Incentive Plan covered the issuance of up to 600,000 shares of Common Stock. The Board adopted the 1997 Incentive Plan in July 1997 which covers the issuance of up to 1,000,000 shares of Common Stock. In December 2000 the Board created the 2000 Incentive Plan which covers up to 1,000,000 shares of Common Stock. The number of option shares granted on a calendar year basis under the 2000 Incentive Plan is limited to 5% of the total number of shares of Common Stock outstanding, or 10% in any five-year period.

                        Option Grants in 2000 Fiscal Year

     The following table sets forth information, as of December 31, 2000, regarding the outstanding options to purchase our Common Stock granted in 2000 under either our 1995, 1997 or 2000 Incentive Plans to the named executive officers:

                           Number of                                                      Potential Realizable
                           Securities     Percent of Total                                  Value at Assumed
                           Underlying       Options/SARs     Exercise or                  Annual Rates of Stock
                          Options/SARs     Granted under     Base Price     Expiration   Price Appreciation for
          Name            Granted (#)     Incentive Plans      ($/Sh)          Date            Option Term
          ----            -----------     ---------------      ------          ----            -----------
                                                                                           5% ($)     10% ($)
                                                                                           ------     -------
J. Gerald Combs (1)          65,000            15.6%            $4.50         7/13/05      80,812     178,574
Jeffrey K. Moore(1)          65,000            15.6%            $4.50         7/13/05      80,812     178,574
J. Gerald Combs(2)           60,000            14.4%            $1.50        12/27/05      24,865      54,946
Jeffrey K. Moore(2)          40,000             9.6%            $1.50        12/27/05      16,577      36,631
Joseph Gardner(2)            40,000             9.6%            $1.50        12/27/05      16,577      36,631

---------------
(1) Options were granted 7/13/00 and vest over a three-year period at a rate of 50%, 25% and 25% respectively, per year, on the anniversary of the date of grant.

(2)  Options were granted 12/28/00 and vest immediately.


                 Aggregated Option Exercises in 2000 Fiscal Year
                        and Fiscal Year-End Option Values
                        ---------------------------------

     The following table provides information on the value of the named executive officers' unexercised options to purchase shares of Common Stock at December 31, 2000.

                                                                                               Value of Unexercised
                                                    Number of Unexercised Options at         In-the-Money Options at
                                                          December 31, 2000 (#)              December 31, 2000 ($)(1)
                                                          ---------------------              ------------------------
                             Shares
                          Acquired on      Value
         Name             Exercise(#)    Realized      Exercisable      Unexercisable      Exercisable      Unexercisable
         ----             -----------    --------      -----------      -------------      -----------      -------------
J. Gerald Combs                0            $0           340,000           140,000             $-                $-
Kenneth East                   0             0           29,166            20,834               -                 -
Jeffrey K. Moore               0             0           115,000           90,000               -                 -
Joseph Gardner               4,500        $10,688        65,248            26,252               -                 -

---------------
(1) The last sale price of our Common Stock on December 29, 2000, as reported by The American Stock Exchange, was $1.44.


Director Compensation

     During 2000, non-employee members of our Board of Directors received $1,000 per month, and $500 for each Board meeting attended, as compensation for services rendered to us in their capacity as our directors. In addition, non-employee members of our Board of Directors received $6,500 in 2000 for services provided as a member of either the Audit or Compensation Committees. On December 28, 2000, we granted to each of Messrs. Matheson and Wood options to purchase 40,000 shares of Common Stock. The options vest immediately, expire December 27, 2005, and have an exercise price of $1.50 per share of Common Stock.

Employment Agreements and Change-in-Control Arrangements

     We had entered into employment agreements with Mr. Combs, our former Chairman of the Board and Chief Executive Officer, Mr. Jeffrey K. Moore, our former Vice President, Corporate Development, and Mr. East, the former Chief Technology Officer of Merinta Inc.. The employment agreements with Mr. Combs and Mr. Moore were terminated effective January 2002 as part of our severance arrangement with each of them. Mr. East's employment agreement was terminated as of June 2001.

     With respect to Mr. Combs, the agreement was entered into March 1, 2000 and had an expiration date of February 27, 2003. The agreement called for an annual salary of $325,000, subject to an annual review by the Compensation Committee of the Board of Directors, as well as the grant of 65,000 options to purchase shares of our Common Stock, such shares to vest pro rata on an annual basis over a three-year period. Should Mr. Comb's employment with us have been terminated without cause, Mr. Combs would have been entitled to deferred payments totaling thirty-six month's salary and bonus. In the event of a change-in-control, as defined in the agreement, Mr. Combs would have been entitled to immediate payments totaling the annual base salary, plus the previous year's annual bonus multiplied by three, as well as immediate vesting of all options.

     Mr. Moore's employment agreement was entered into March 1, 2000 and had an expiration date of February 27, 2003. The agreement called for an annual salary of $150,000, subject to an annual review by the Compensation Committee of the Board of Directors, as well as the grant of 65,000 options to purchase shares of our Common Stock, such shares to vest pro rata on an annual basis over a three-year period. Should Mr. Moore's employment with us have been terminated without cause, Mr. Moore would have been entitled to deferred payments totaling thirty-six month's salary and bonus. In the event of a change-in-control, as defined in the agreement, Mr. Moore would have been entitled to immediate payments totaling the annual base salary, plus the previous year's annual bonus multiplied by three, as well as immediate vesting of all options.

     We and Boundless Manufacturing Services, Inc. entered into employment agreements with Messrs. Joseph Joy and Anthony Giovaniello, the President of Boundless Manufacturing Services, Inc. and Executive Vice President, Business Development of Boundless Manufacturing Services, Inc., respectively. The terms and conditions of the agreements for each of Messrs. Joy and Giovaniello are substantially similar, having an initial term of approximately four years and expiring July 1, 2003, unless sooner extended or terminated as provided for in the agreements.

     The  agreements  call  for  the  purchase,  by  each  of  Messrs.  Joy  and
Giovaniello, of 12.5% of Boundless Manufacturing Services, Inc. issued and outstanding common stock which purchases have been made by them. These shares may be repurchased by Boundless Manufacturing Services, Inc. in a manner as defined in the agreements, should that company fail to meet defined minimum performance standards. The agreements call for annual salaries of approximately $155,000, subject to an annual review; and a cash bonus of up to $100,000 annually determined by achievement of specified objectives. Pursuant to their employment agreements, Mr. Joy and Mr. Giovaniello will each have the option, upon attainment of certain defined performance standards, to convert his shares of Boundless Manufacturing Services, Inc. into up to 300,000 shares of our Common Stock.

     In the event either of Messrs. Joy or Giovaniello is terminated for failure to attain the minimum performance standards, as defined, he would be entitled to continuation of base salary for a period not to exceed six months. In the event of termination without cause, or if either Messrs. Joy or Giovaniello resigns as a result of a change of control of our company, he would be entitled to continuation of base salary for a period not to exceed 18 months. In addition, in the event of termination without cause or resignation resulting from a change of control, the employee is entitled to payment of the pro rata portion of the cash bonus the employee would have been entitled to had he remained continuously employed through the end of the year within which termination occurs.

Certain Transactions

     During April 1999, we entered into a one-year consulting agreement with CrossRoads Capital Corporation ("Cross Roads") for financial advisory and investment banking services. The President of CrossRoads, Mr. Fred Schulman, is also the President of the Morgan Kent Group. Fees associated with this contract were $10,000 per month. During March 2000 the consulting agreement was extended for an additional one-year period. In June 2000, we retained CrossRoads to provide investor relations services. This second agreement, which was terminated on December 31, 2000, called for aggregate fees of $150,000 plus expenses. We paid to CrossRoads $120,000 in 2000 under the financial advisory and investment banking services agreement and $133,500 in 2000 under the investor relations services agreement.

     In 1999, Morgan Kent Group paid us $2,000 in interest accruing on a $50,000 loan from us to Morgan Kent Group. The note evidencing such loan was entered into July 18, 1997 and had been extended but has not been repaid.

     On March 6, 2001, Unique Co-Operative Solutions, Inc., an entity entirely owned by Oscar L. Smith, who became a member of our Board of Directors in January 2002, filed a Schedule 13D with the Securities and Exchange Commission in connection with its acquisition, over a period of time ending March 6, 2001, of 233,200 shares of our Common Stock. This company has since acquired additional securities of Boundless. During the past years Unique Co-Operative Solutions, Inc. has acted as a reseller of our thin client products. For the year ended December 31, 2000, we recorded sales of approximately $128,000 to Unique Co-Operative Solutions, Inc. on terms substantially similar to our terms with other sellers of our products.

Section 16(a) Beneficial Ownership Reporting Compliance

     A review of the Forms 3 and 4 filed or due in 2000 relating to our securities indicates that the filings made with the Commission were submitted on time.

Security Ownership Of Certain Beneficial Owners And Management

     The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock as of January 15, 2002, by
(i) each of the Company's directors and "named executive officers," (ii) directors and executive officers of the Company as a group and (iii) each person believed by the Company to own beneficially more than 5% of its outstanding shares of Common Stock. Except as indicated each such person has sole voting and investment powers with respect to his and her shares. The address of Goldplate Holdings, LTD. is 241 Fifth Avenue, Suite 302, New York, NY. The address of Unique Co-Operative Solutions Inc./ Oscar L. Smith is 9185 Bond, Overland Park, KS 66214. The address of Neoware Systems, Inc. is 400 Feheley Dr., King of Prussia, PA 19406.

                                       Number of Shares        Percentage of
Name of Beneficial Owner              Beneficially Owned     Outstanding Shares
------------------------              ------------------     ------------------

Unique Co-Operative Solutions,             977,389(1)             17.1%
Inc./ Oscar L. Smith
J. Gerald Combs                            525,923(2)(3)           8.5%
Neoware Systems, Inc.                      383,335(4)              6.7%
Goldplate Holdings, LTD                    307,502(5)              5.1%
Jeffrey K. Moore                           205,000(3)(6)           3.5%
Gary Wood                                  141,188(3)              2.4%
Joseph Gardner                              97,074(3)              1.7%
Daniel Matheson                             92,291(3)              1.6%
Joseph V. Joy, Jr                           66,393(3)              1.2%
Anthony Giovaniello                         39,022(3)                *

                                       Number of Shares        Percentage of
Name of Beneficial Owner              Beneficially Owned     Outstanding Shares
------------------------              ------------------     ------------------

Frank Stephens                              30,485(3)                *
Kenneth East                                     0(7)                *
All current directors and
executive officers as a group            2,174,765(3)(5)          31.8%
 (nine individuals)

*    Less than 1%.

(1) Includes 41,667 shares issuable upon the exercise of a warrant. The warrant was granted June 4, 2001, in connection with a sale of our common stock. The common shares underlying the warrant vest immediately, have an exercise price per share of common stock of $1.30, and expire five years following the date of grant. Prior to our sale of the Windows-based terminal product line in June 2001, Unique Co-operative Solutions, Inc. had been a reseller of our products. Sales of products to Unique Co-operative Solutions, Inc. during the past three years were not material to the results of our operations.

(2)  Resigned as the Chief Executive  Officer of the Company  effective  January
     2002.

(3) Includes or consists of shares of Common Stock issuable upon exercise of options as follows: Mr. Combs: 480,000; Mr. Wood: 82,291; Mr. Matheson:
     92,291; Mr. Moore:  205,000;  Mr. Gardner:  77,666; Mr. Joy: 1,000; and Mr.
     Giovaniello: 1,000. Includes or consists of shares of Common Stock issuable upon exercise of warrants as follows: Mr. Combs: 5,834; Mr. Wood: 3,473; Mr. Gardner: 1,945; Mr. Joy: 8,042; Mr. Ryan: 19,195; Mr. Stephens: 6,097;
     and Mr. Giovaniello: 2,917.

(4) Includes 50,001 shares issuable upon the exercise of a warrant. The warrant was issued June 29, 2001, in connection with a sale of our common stock. The common shares underlying the warrant, have an exercise price per share of common stock of $1.10, and the warrant expires five years following the date of grant. In June 2001 Neoware Systems Inc. purchased our
     Windows-based terminal product line for $1,600,000. As part of the transaction, we secured an agreement to manufacture certain products for Neoware Systems, Inc.

(5) Includes 307,502 shares underlying the warrants held by Goldplate Holdings, LTD. to purchase shares of Common Stock at an exercise price of $7.50 per share

(6) Excludes 217,500 shares beneficially owned by Morgan Kent Group. Under a stockholders agreement, holders of the majority of Series B Preferred stock of Morgan Kent Group have the power to elect three of the five directors constituting Morgan Kent Group's entire board of directors which has the sole voting power and, with the stockholders of Morgan Kent Group, shares the investment power with respect to the Common Stock owned by Morgan Kent Group. Messrs. Jeffrey K. Moore and Matthew R. Moore (the "Moore Brothers") together own a majority of the outstanding shares of the Series B Preferred. Each of the Moore Brothers disclaims beneficial ownership of the other's shares of Morgan Kent Group's Series B Preferred.

(7)  Employment terminated June 2001, with respect to Mr. East.

Date                    Boundless        Amex U.S.     Amex Industrial Mfg.
----                    ---------        ---------     --------------------

12/31/95                     100              100                100
12/31/96                   55.27           101.55              93.20
12/31/97                   22.31           127.26             113.11
12/31/98                   17.01           136.58              89.53
12/31/99                   28.49           179.36             114.83
12/31/00                    4.89           168.46             141.44

                          2. ADOPTION OF THE COMPANY'S
                               2001 INCENTIVE PLAN

     The Board believes that the 2001 Incentive Plan (the "2001 Plan") will benefit our company by (i) assisting in the recruiting and retaining employees and non-employee directors, advisors and independent consultants with ability and initiative, (ii) providing greater incentive for the employees and consultants of our company and related entities, and (iii) associating the interest of employees and consultants with the interests of our company and our stockholders through opportunities for increased stock ownership.

Summary of the 2001 Plan

     The Board will administer the 2001 Plan. The Board may, but has no current intention to, delegate its authority to administer the 2001 Plan to a committee of the Board or to one or more of our officers. As used in this summary, the term "Administrator" means the Board and any delegate, as appropriate.

     Each employee, director, advisor or independent consultant of our company or a related entity is eligible to participate in the 2001 Plan. The Administrator will select the individuals who will participate in the 2001 Plan ("Participants"). The Administrator may, from time to time, grant stock options or stock awards to Participants.

     Options granted under the 2001 Plan may be qualified incentive stock options ("ISOs") or non-qualified stock options ("NSOs"). A stock option entitles the Participant to purchase shares of Common Stock from us at the option price. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than the fair market value of the stock on the date of grant in the case of an ISO, or 75% of that amount in the case of a non-qualified stock option. The option price may be paid in cash, with shares of Common Stock, with a combination of cash and Common Stock, in installments or by "cashless exercise" (i.e. by allowing us to deduct from the number of shares of Common Stock, deliverable upon exercise of the option, a number of such shares which has an aggregate fair market value on the date of exercise of the option equal to the aggregate option exercise price). Grants of a non-qualified stock option may constitute compensation expense to us, and therefore, negatively affect our earnings.

     Participants may also be awarded shares of Common Stock pursuant to a stock award. The Administrator, in its discretion, may prescribe that a Participant's rights in a stock award shall be nontransferable or forfeitable or both unless certain conditions are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with us or a related entity for a specified period or that we, a related entity or the Participant achieve stated objectives.

     The 2001 Plan provides that in certain circumstances outstanding options will become exercisable and outstanding stock awards will be earned in full and nonforfeitable in the event of a "change in control" of our company (as defined in the 2001 Plan).

     All stock options and stock awards granted under the 2001 Plan will be evidenced by written agreements between the Company and the Participant. Under the 2001 Plan, the maximum aggregate number of shares of Common Stock which may be issued is 284,000 which is less than 5% of the total shares of our Common Stock outstanding as of January 15, 2002. Common stock issued under the 2001 Plan, other than on exercise of an ISO with an option price equal to or less than the fair market value of the Common Stock on the date of grant, will constitute compensation expense to us and will negatively affect our earnings.

     No option or stock award may be granted and no stock awards may be awarded under the 2001 Plan more than ten years after the 2001 Plan is adopted by the Board of Directors. The Board may terminate the 2001 Plan sooner without further action by stockholders. The Board also may amend the 2001 Plan, except that no amendment may adversely affect the rights of Participants without their consent.

     No options or shares have yet been granted under the 2001 Plan.

Federal Income Tax Consequences

     The following is a general and brief summary of the federal income tax treatment of stock options and stock awards granted under the 2001 Plan. This discussion is not complete and its application may vary in particular circumstances or as a result of changes in federal income tax laws and regulations.

     A Participant generally will not incur any U.S. federal income tax liability as a result of the grant of an ISO, NSO or stock award, if the stock subject to the award is forfeitable.

     ISOs. A Participant generally will not recognize any income for federal income tax purposes upon exercise of an ISO, although certain Participants may be subject to the federal alternative minimum tax upon exercise of an ISO. A Participant will recognize income (or loss) upon the subsequent sale of shares of our common stock acquired upon exercise of an ISO. If the Participant sells the shares before the later of one year after exercise or two years after the grant of the ISO (a disqualifying disposition), the Participant will recognize ordinary income in an amount equal to the fair market value of the stock determined on the date of exercise of the ISO (or, if lower, the amount received upon sale of the stock) reduced by the amount the Participant paid for the stock. The difference between the amount received upon the sale of the stock and the amount treated as ordinary income in a disqualifying disposition will be considered a capital gain. If the Participant does not sell the shares within one year after exercise or two years after grant, the difference between the amount received upon the sale of the stock and the amount the Participant paid for the stock will be considered a capital gain or loss.

     Although designated as ISOs, options will be deemed NSOs to the extent the shares, underlying all ISOs granted to the same person and that become initially exercisable during a calendar year, have an aggregate fair market value exceeding $100,000 as of the date such options were granted.

     NSOs. A Participant will recognize ordinary income for federal income tax purposes when the Participant exercises an NSO. The amount of income recognized upon exercise of an NSO is the fair market value of the shares of our common stock acquired upon exercise (determined as of the date of exercise) reduced by the amount the Participant paid for the shares. The Participant's tax basis in the shares will equal the fair market value of the shares on the date of exercise and Participant's holding period will begin on the day after the date of exercise. Any gain or loss upon sale of the shares will be treated as a capital gain or loss. The capital gain or loss will generally be treated as long-term gain or loss if the shares are held for more than one year.

     Stock Awards. Unless a Participant makes an election pursuant to Section 83(b) of the Internal Revenue Code, a Participant generally will not recognize income upon the grant of the stock award. The fair market value of the stock award at the time the restrictions on such stock lapse and the stock becomes non-forfeitable is taxed as ordinary income. The holding period of the awarded stock will begin the day after the shares become non-forfeitable. When such shares are later sold, the difference between the amount received upon sale of the shares and the amount previously included in the Participant's income when the shares became non-forfeitable, is considered capital gain or loss. If the shares are held for more than one year after they become non-forfeitable, the long-term capital gain rate will apply; if the shares are held for one year or less after they become non-forfeitable, the ordinary income tax rates will apply.

     A Section 83(b) election will result in ordinary income on the date of grant in an amount equal to the fair market value of the stock award as of the date of grant (determined without regard to the restrictions) and the Participant's holding period will begin the day after the date of grant. The Participant's tax basis in such stock will be the amount included in his or her ordinary income.

     Company Deductions. We are generally entitled to a business expense deduction on our federal income tax return with respect to stock options and stock awards in the same amount and at the same time that a Participant recognizes ordinary income with respect to the stock option or stock award. Amounts treated as capital gain to the Participant are not deductible by us.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE 2001 INCENTIVE PLAN.

                       3. RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

     With the approval of the audit committee, our Board of Directors has appointed BDO Seidman, LLP, independent auditors, to audit our consolidated financial statements for our fiscal year ending December 31, 2001. BDO Seidman has served as our independent auditors since January 1997. You are being asked to ratify this appointment at the annual meeting. Notwithstanding this appointment, the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year, if the Board of Directors feels that such a change would be in the best interests of our company and its stockholders.

     Audit fees. We were billed a total of approximately $268,000 by BDO Seidman for its services rendered for the audit of our fiscal year 2000 financial statements and for reviewing our financial statements included in our forms 10-Q during 2000 and for other services relating to our filings with the SEC.

     Financial information systems design and implementation fees. No services were billed to us by BDO Seidman during 2000 relating to direct or indirect services for financial implementation systems design or implementation.

     All other fees. The fees billed by BDO Seidman for services rendered to us, other than the services described above under "Audit Fees" for the 2000 year, were $77,000, which included $61,000 for tax preparation services and $16,000 for the audit of the Company's 401K Deferred Compensation Plan. The audit committee has determined that the provision of these non-audit services by BDO Seidman is compatible with maintaining the independence of BDO Seidman.

     Representatives of BDO Seidman are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF BDO SEIDMAN AS OUR INDEPENDENT AUDITORS.

                                  OTHER MATTERS

     We know of no other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.




                                      By order of the Board of Directors,

                                         Joseph Gardner
                                         Vice President, Chief Financial Officer

January 31, 2002

                                                                      APPENDIX A

                              BOUNDLESS CORPORATION
                             Audit Committee Charter


1.0  Organization

     This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors (sometimes referred to as the "Board"). The committee shall be appointed by the Board of Directors annually with membership coinciding with the shareholder vote electing such directors to the Board. The committee shall be comprised of at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if, in the view of the Board, they have no relationship that would interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee. At least one member of the committee shall have accounting expertise, a professional certification in accounting or any other comparable experience or background which results in the person's financial sophistication.

2.0  Statement of Policy

     The audit committee shall exist as a committee of the Board of Directors to assist it in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others, relating to the Company's financial statements and the financial reporting process and the systems of internal accounting and financial controls. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, the Company's independent auditors, the internal auditors and management of the Company and in discharging its oversight role, take such actions as it deems appropriate including retaining outside counsel or other experts to assist the committee.

3.0  Responsibilities and Processes

     The primary responsibilities of the audit committee are to oversee the Company's financial reporting process on behalf of the Board and to report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee should take appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior. In carrying out its responsibilities, the committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances.

     The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide and the committee may change them, from time to time, as it deems appropriate.

o The committee shall have a clear understanding with both management and the independent auditors that the independent auditors are ultimately accountable to the Board and the audit committee, as representatives of the

Company's shareholders. The committee shall discuss with the auditors the auditor's independence from management and the Company and shall review and discuss with the independent auditors the formal written statement of the auditors delineating all relationships between the auditors and the company as required by the Independence Standards Board Standard 1. The committee shall take such appropriate action, or recommend that the full Board take appropriate action, to oversee the independence of the outside auditors.

o Annually, the committee shall review financial management's recommendation with respect to changes in external auditors and bring a full recommendation to the Board regarding the selection of the Company's independent auditors, which shall be subject to shareholders' approval. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend to the Board the replacement of the independent auditors.

o The committee shall discuss with financial management and the independent auditors the overall scope and plans for their respective annual audits including the adequacy of staffing and compensation.

o The committee shall discuss with financial management and the independent auditors the adequacy and effectiveness of the Company's accounting and financial controls, including the Company's system to monitor and manage business risk where material financial exposure exists.

o The committee shall review and discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted standards including SAS 61. The committee shall meet at least annually with the independent auditors in a private session without management present to discuss the results of its annual audit.

o The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Reports on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purpose of this review.

o The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principals, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

                                                                      Appendix B

                              BOUNDLESS CORPORATION
                               2001 INCENTIVE PLAN

                                   ARTICLE I.
                                   DEFINITIONS

     Section 1.01. Administrator means the Board and any delegate of the Board that is appointed in accordance with Article III.

     Section 1.02. Agreement means a written agreement (including any amendment or supplement thereto) between the Corporation and a Participant specifying the terms and conditions of a Stock Award or Option granted to such Participant.

     Section 1.03. Board means the Board of Directors of the Corporation.

     Section 1.04. Change in Control shall mean an event or series of events that would be required to be described as a change in control of the Corporation in a proxy or information statement distributed by the Corporation pursuant to
Section 14 of the Exchange Act in response to Item 6(e) of Schedule 14A promulgated thereunder or otherwise adopted. The determination whether and when a change in control has occurred or is about to occur shall be made by the Board in office immediately prior to the occurrence of the event or series of events constituting such change in control.

     Section 1.05. Code means the Internal Revenue Code of 1986, and any amendments thereto.

     Section 1.06. Common Stock means the common stock, $.01 per value, of the Corporation.

     Section 1.07. Corporation means Boundless Corporation.

     Section 1.08. Control Change Date means the occurrence of the event or series of events constituting a Change in Control as determined by the Board.

     Section 1.09. Exchange Act means the Securities Exchange Act of 1934, as amended and as in effect on the date of this Plan.

     Section 1.10. Fair Market Value means, (i) if the Common Stock is publicly traded, the closing price (or, if there is none, the average of the closing bid and asked price) of the Common Stock, on any given day, on such quotation system or principal securities exchange on which the Common Stock is traded on such day, or, if the Common Stock is not so traded on such day, then on the next preceding day that the Common Stock was traded, all as reported by such source as the Administrator may select and (ii) if the Common Stock is not publicly traded, as determined in the sole and absolute discretion of the Corporation's Board.

     Section  1.11.  Forfeitable  Shares  shall  have the  meaning  set forth in
Section 9.04 of this Plan.

     Section 1.12. Non-Employee Director means a member of the Board who is not an employee of the Corporation or a Related Entity.

     Section 1.13. Option means a stock option that entitles the holder to purchase from the Corporation a stated number of shares of Common Stock at the price set forth in an Agreement.

     Section 1.14. Option Exchange Program shall mean a program whereby outstanding Options are surrendered in exchange for Options with a lower exercise price.

     Section 1.15. Participant means an employee of and non-employee director, advisor and independent consultant to the Corporation or a Related Entity, including an employee who is a member of the Board, who satisfies the requirements of Article IV and is selected by the Administrator to receive a Stock Award, an Option or a combination thereof.

     Section 1.16. Plan means the Corporation's 2001 Incentive Plan.

     Section 1.17. Related Entity means any entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Corporation.

     Section 1.18. Stock Award means Common Stock awarded to a Participant under
Article IX.

     Section 1.19. Stockholders means the stockholders of the Corporation.

                                  ARTICLE II.
                                    PURPOSES

     Section 2.01. General. The Plan is intended to assist the Corporation and Related Entities (i) in recruiting and retaining employees, directors, officers, consultants and advisors, and in compensating such individuals by enabling such individuals to participate in the future success of the Corporation and the Related Entities and (ii) to associate their interests with those of the Corporation and its Stockholders. The Plan is intended to permit the grant of Stock Awards and the grant of non-qualified Options. In the event this Plan is approved by the Stockholders in accordance with Article XV hereof, Options qualifying under Section 422 of the Code ("incentive stock options"), as determined by the Administrator at the time of grant, may also be granted. The terms in this Plan relating to incentive stock options shall not be effective or applicable unless and until such Stockholder approval is obtained. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option. The proceeds received by the Corporation from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

     Section 2.02. Payment of Salaries or Fees in Securities. A Participant may elect to receive all or a portion of his or her salary or fees from the Corporation in the form of cash, Options or Stock Awards or a combination thereof, as determined by the Administrator. Such Options and Stock Awards shall be issued under the Plan. The number of Options and Stock Awards to be granted to Participants in lieu of salary and fees that would otherwise be paid in cash shall be calculated in a manner determined by the Administrator. The terms of such Options or Stock Awards shall also be determined by the Administrator. Any reference in this Plan to a "grant" or "award" of Options or Stock Awards shall include the issuance for consideration of Options or Stock Awards as contemplated in this Section 2.02.

                                  ARTICLE III.
                                 ADMINISTRATION

     The Plan shall be administered by the Administrator. The Administrator shall have authority to grant Stock Awards and Options upon such terms (not inconsistent with the provisions of this Plan) as the Administrator may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or on the transferability or forfeitability of a Stock Award, including by way of example and not limitation, conditions on which Participants may defer receipt of benefits under the Plan, requirements that the Participant complete a specified period of employment with or service to the Corporation or a Related Entity, that the Corporation achieve a specified level of financial performance or that the Corporation achieve a specified level of financial return. Notwithstanding any such conditions, the Administrator may, in its discretion, accelerate the time at which any Option may be exercised, or the time at which a Stock Award may become transferable or nonforfeitable. In addition, the Administrator shall have complete authority to determine Fair Market Value, to interpret all provisions of this Plan, to institute an Option Exchange Program, to prescribe the form of Agreements, to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Board shall be liable for any act done in good faith with respect to this Plan or any Agreement, Option or Stock Award. All expenses of administering this Plan shall be borne by the Corporation.

     The Board, in its discretion, may appoint a committee of the Board and delegate to such committee all or part of the Board's authority and duties with respect to the Plan. The Board may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Board's delegate or delegates that were consistent with the terms of the Plan.

                                   ARTICLE IV.
                                   ELIGIBILITY

     Section 4.01. General. Any employee, director, officer, consultant or advisor to the Corporation or a Related Entity (including a corporation that becomes a Related Entity after the adoption of this Plan) is eligible to participate in this Plan if the Administrator, in its sole discretion, determines that such person has contributed significantly or can be expected to contribute significantly to the profits or growth of the Corporation or a Related Entity. Directors of the Corporation or a Related Entity may be selected to participate in this Plan.

     Section 4.02. Grants. The Administrator will designate individuals to whom Stock Awards and Options are to be granted and will specify the number of shares of Common Stock subject to each award or grant. All Stock Awards and Options granted under this Plan shall be evidenced by Agreements which shall be subject to the applicable provisions of this Plan and to such other provisions as the Administrator may adopt. No Participant may be granted incentive stock options (under all incentive stock option plans of the Corporation and any Related Entity) which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an Option is granted) that exceed the limitation prescribed by Code section 422(d). The preceding annual limitation shall not apply with respect to Options that are not incentive stock options.

                                   ARTICLE V.
                              STOCK SUBJECT TO PLAN

     Section 5.01. Shares Issued. Upon the award of shares of Common Stock pursuant to a Stock Award, the Corporation may issue shares of Common Stock from its authorized but unissued Common Stock or reacquired Common Stock. Upon the exercise of any Option, the Corporation may deliver to the Participant (or the Participant's broker if the Participant so directs), shares of Common Stock from its authorized but unissued Common Stock or reacquired Common Stock.

     Section 5.02. Aggregate Limit. The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall not exceed 284,000 shares.

     Section 5.03. Reallocation of Shares. If an Option is terminated, in whole or in part, for any reason other than its exercise, or if a Stock Award is forfeited in whole or in part, the number of shares of Common Stock allocated to the Option or Stock Award or portion thereof may be reallocated to other Options and Stock Awards to be granted under this Plan. Such reallocated shares shall not be included in calculating the percentages set forth in Section 5.02.

                                  ARTICLE VI.
                              OPTION EXERCISE PRICE

     The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Administrator on the date of grant; provided, however, that the price per share for Common Stock purchased on the exercise of an Option shall not be less than 75% of the Fair Market Value on the date the Option is granted and provided further that the price per share for Common Stock purchased on the exercise of an Option that is an incentive stock option shall not be less than the Fair Market Value on the date the Option is granted.

                                  ARTICLE VII.
                               EXERCISE OF OPTIONS

     Section 7.01. Maximum Option Period. The maximum period in which an Option may be exercised shall be determined by the Administrator on the date of grant, except that no Option that is an incentive stock option shall be exercisable after the expiration of ten years from the date such Option was granted. The terms of any Option that is an incentive stock option may provide that it is exercisable for a period less than such maximum period.

     Section 7.02. Nontransferability. Any Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution or with the written consent of the Administrator. In the event of any such transfer, the entire Option must be transferred to the same person or person(s). During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant or his transferee if such transfer is approved by the Administrator. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

     Section 7.03. Employee Status. For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment.

     Section 7.04. Change in Control. If not sooner exercisable under the terms of the applicable Agreement, a Participant's Option shall be fully exercisable
(i) as of his termination of employment if his employment terminates after a Control Change Date and he is terminated without cause or (ii) as of the date that there is a material reduction in the Participant's compensation or duties if such reduction occurs after a Control Change Date. For purposes of the preceding sentence the term "cause" means a willful neglect of responsibilities to the Corporation or a Related Entity.

                                 ARTICLE VIII.
                               METHOD OF EXERCISE

     Section 8.01. Exercise. Subject to the provisions of Articles VII and XI, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Administrator shall determine. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan and the applicable Agreement with respect to the remaining shares subject to the Option.

     Section 8.02. Payment. Unless otherwise provided by the Agreement, payment of the Option exercise price shall be made in cash. If the Agreement provides, or in the discretion of the Board, payment of all or part of the Option price may be made by surrendering shares of Common Stock to the Corporation, including by allowing the Corporation to deduct from the number of shares of Common Stock deliverable upon exercise of the Option, a number of such shares which has an aggregate Fair Market Value, determined as of the day preceding the date of exercise of the Option, equal to the aggregate Option exercise price. If Common Stock is used to pay all or part of the Option price, the shares surrendered must have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than such price or part thereof.

     Section 8.03. Installment Payment. If the Agreement provides, and if the Participant is employed by the Corporation on the date the Option is exercised, payment of all or part of the Option price may be made in installments. In that event the Corporation may, if so determined by the Administrator, lend the Participant an amount equal to not more than 90% of the Option price of the shares acquired by the exercise of the Option. This amount shall be evidenced by the Participant's promissory note and shall be payable in not more than five equal annual installments, unless the amount of the loan exceeds the maximum loan value for the shares purchased, which value shall be established from time to time in the sole and exclusive discretion of the Board. In that event, the note shall be payable in equal quarterly installments over a period of time not to exceed five years.

     The Participant shall pay interest on the unpaid balance at the minimum rate necessary to avoid imputed interest or original issue discount under the Code. All shares acquired with cash borrowed from the Corporation shall be pledged to the Corporation as security for the repayment thereof. In the discretion of the Administrator, shares of stock may be released from such pledge proportionately as payments on the note (together with interest) are made. While shares are so pledged, and so long as there has been no default in the installment payments, such shares shall remain registered in the name of the Participant, and the Participant shall have the right to vote such shares and to receive all dividends thereon.

     Section 8.04. Shareholder Rights. No Participant shall have any rights as a stockholder with respect to shares subject to an Option until the date of exercise of such Option.

                                  ARTICLE IX.
                                  STOCK AWARDS

     Section 9.01. Awards. In accordance with the provisions of Article IV, the Administrator will designate each individual to whom a Stock Award is to be made and will specify the number of shares of Common Stock covered by such awards.

     Section 9.02. Vesting. The Administrator, on the date of the award, may prescribe that a Participant's rights in the Stock Award shall be forfeitable or otherwise restricted for a period of time set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability of the shares or may provide that the shares will be forfeited if the Participant separates from the service of the Corporation and its Related Entities before the expiration of a stated term or if the Corporation and its Related Entities or the Participant fails to achieve stated objectives.

     Section 9.03. Change in Control. Section 9.02 to the contrary notwithstanding, after a Control Change Date each Stock Award will become transferable and nonforfeitable in accordance with the terms of the applicable Agreement. If not sooner transferable and nonforfeitable under the terms of the applicable Agreement, a Participant's interest in a Stock Award shall be transferable and nonforfeitable (i) as of his termination of employment if his employment terminates after a Control Change Date and he is terminated without cause or (ii) as of the date that there is a material reduction in the Participant's compensation or duties if such reduction occurs after a Control Change Date. For purposes of the preceding sentence the term "cause" means a willful neglect of responsibilities to the Corporation or a Related Entity.

     Section 9.04. Stockholder Rights. If all or any portion of a Stock Award is forfeitable pursuant to the Agreement, at all times prior to a forfeiture thereof, a Participant will have all rights of a Stockholder with respect to forfeitable shares of the Stock Award (the "Forfeitable Shares"), including the right to receive dividends and vote the Forfeitable Shares; provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Forfeitable Shares, (ii) the Corporation shall retain custody of the certificates evidencing the Forfeitable Shares, and (iii) the Participant will deliver to the Corporation a stock power, endorsed in blank, with respect to the Forfeitable Shares. The limitations set forth in the preceding sentence shall not apply after the Forfeitable Shares are no longer forfeitable.

                                   ARTICLE X.
                     ADJUSTMENT UPON CHANGE IN COMMON STOCK

     The maximum number of shares as to which Options may be granted under this Plan shall be proportionately adjusted, and the terms of outstanding Stock Awards and Options shall be adjusted, as the Board shall determine to be equitably required in the event that (a) the Corporation (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or
(ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Board necessitates such action. Any determination made under this Article X by the Board shall be final and conclusive.

     The issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Stock Awards or Options.

     The Board may make Stock Awards and may grant Options in substitution for performance shares, phantom shares, stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Corporation or a Related Entity in connection with a transaction described in clause (ii) of the first paragraph of this Article X. Notwithstanding any provision of the Plan (other than the limitation of Article
V), the terms of such substituted Stock Award(s) or Option grant(s) shall be as the Board, in its discretion, determines is appropriate.

                                  ARTICLE XI.
                            COMPLIANCE WITH LAW AND
                         APPROVAL OF REGULATORY BODIES

     No Option shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Corporation is a party, and the rules of all domestic stock exchanges on which the Corporation's shares may be listed. The Corporation shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock when a Stock Award is granted or for which an Option is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Common Stock shall be issued, no certificate for shares shall be delivered and no payment shall be made under this Plan until the Corporation has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

                                  ARTICLE XII.
                               GENERAL PROVISIONS

     Section 12.01. Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Corporation or a Related Entity or in any way affect any right and power of the Corporation or a Related Entity to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

     Section 12.02. Disposition of Stock. A Participant shall notify the Administrator of any sale or other disposition of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Corporation.

     Section 12.03. Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

     Section 12.04. Limitation on Awards. Notwithstanding any other provision of the Plan, if any award under this Plan, either alone or together with payments that a Participant has the right to receive from the Corporation or a Related Entity, would constitute a "parachute payment" (as defined in section 280G of the Code), all such payments shall be reduced to the largest amount that will result in no portion being subject to the excise tax imposed by section 4999 of the Code.

                                  ARTICLE XIII.
                                    AMENDMENT

     The Board may amend or terminate this Plan from time to time; provided, however, that no amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any Stock Award or Option outstanding at the time such amendment is made.

                                  ARTICLE XIV.
                                DURATION OF PLAN

     No Stock Award or Option may be granted under this Plan more than ten years after the date the Plan is adopted by the Board.

                                  ARTICLE XV.
                             EFFECTIVE DATE OF PLAN

     Stock Awards and Options may be granted under this Plan upon its adoption by the Board, provided that no incentive stock option may be granted unless this Plan is approved by a majority of the votes entitled to be cast by the Stockholders, voting either in person or by proxy, at a duly held Stockholders' meeting or by the consent of stockholders owning more than 50% of shares of the Common Stock within twelve months of such adoption.